As filed with the Securities and Exchange Commission on July 2, 2018.

Registration Statement No. 333-194249

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KKR & CO. INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6282 (Primary Standard Industrial Classification Code Number)	26-0426107 (I.R.S. Employer Identification No.)

9 West 57th Street, Suite 4200
New York, NY 10019
Telephone: (212) 750-8300
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
David J. Sorkin, Esq.
General Counsel
KKR & Co. Inc.
9 West 57th Street, Suite 4200
New York, NY 10019
Telephone: (212) 750-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joseph H. Kaufman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Telephone: (212) 455-2000
Approximate date of commencement of the proposed sale of the securities to the public:
From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-194249 (the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by KKR & Co. Inc., a Delaware corporation (“KKR Co.”), as the successor registrant to KKR & Co. L.P., a Delaware limited partnership (“KKR LP”).  Effective at 12:01 a.m. (Eastern Time) on July 1, 2018, KKR LP converted from a Delaware limited partnership to a Delaware corporation (the “Conversion”). KKR Co. expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For the purposes of this Amendment and the Registration Statement, (i) as of any time prior to the Conversion, references to “KKR,” “we,” “us,” “our” and similar terms mean KKR LP and its consolidated subsidiaries and, as of any time after the Conversion, KKR Co. and its consolidated subsidiaries, (ii) as of any time prior to the Conversion, references to “KKR & Co. L.P.” and/or “our partnership” mean KKR LP and its consolidated subsidiaries and, as of any time after the Conversion, if the context requires, references to “KKR & Co. L.P.” and/or “our partnership” are deleted and replaced with “KKR & Co. Inc.” or “our company,” as applicable, which means KKR Co. and its consolidated subsidiaries, (iii) as of any time prior to the Conversion, references to “our Managing Partner” mean KKR Management LLC, which acted as the general partner of KKR LP, and, as of any time after the Conversion, if the context requires, references to “our Managing Partner” are deleted and replaced with “the Class B Stockholder” which means the holder of Class B common stock, par value $0.01 per share, of KKR Co., (iv) as of any time prior to the Conversion, references to “unitholders” mean the holders of any limited partnership interest in KKR LP, whether common or preferred, and, as of any time after the Conversion, if the context requires, references to “unitholders” are deleted and replaced with “stockholders” which means the holders of common stock and preferred stock of KKR Co. and (v) as of any time prior to the Conversion, references to “common units” mean the common units of KKR LP and, as of any time after the Conversion, if the context requires, references to “common units” are deleted and replaced with “Class A common stock” which means Class A common stock, par value $0.01 per share, of KKR Co.

The prospectus contained in the Registration Statement incorporates by reference all documents filed by KKR LP under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and will incorporate by reference all documents filed by KKR Co. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Amendment.  The prospectus contained in the Registration Statement, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective time of the Conversion and incorporated by reference in the Registration Statement, will not reflect the change in our name, type of legal entity or capital stock, among other things.  With respect to such information, or any other information contained or incorporated by reference in the Registration Statement that is modified by information subsequently incorporated by reference in the Registration Statement, the statement or information previously contained or incorporated in the Registration Statement shall also be deemed modified or superseded in the same manner.

The Registration Statement and prospectus shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-3: Part II, the signatures, the exhibit index and the exhibits filed in connection with this Amendment. Applicable filing fees were paid at the time of the original filing of the Registration Statement.

1

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is a statement of the expenses incurred by the Registrant in connection with a distribution of the Class A common stock being registered hereby. All amounts except the filing fee are estimated.

Filing Fee – Securities and Exchange Commission	$15,055
Fees and Expenses of Counsel	75,000
Fees and Expenses of Accountants	15,000
Miscellaneous Expenses	20,000
Total	$125,055

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Under the Registrant’s certificate of incorporation, in most circumstances the Registrant will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: (a) KKR Management LLC (“KML”) and any successor or permitted assign that owns the Class B common stock of the Registrant at the applicable time (the “Class B Stockholder”); (b) KML in its capacity as the former general partner of KKR & Co. L.P. (the “Former Managing Partner”); (c) any person who is or was an affiliate of the Class B Stockholder or the Former Managing Partner; (d) any person who is or was a member, partner, Tax Matters Partner (as defined in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and in effect prior to 2018), Partnership Representative (as defined in the Code), officer, director, employee, agent, fiduciary or trustee of the Registrant or its subsidiaries, any KKR Group Partnership (as defined in the Registrant’s certificate of incorporation), the Class B Stockholder or any Former Managing Partner or any affiliate of the Registrant or its subsidiaries, the Class B Stockholder or the Former Managing Partner; (e) any person who is or was serving at the request of the Registrant or any Former Managing Partner or any affiliate of the Registrant or any Former Managing Partner as an officer, director, employee, member, partner, Tax Matters Partner, Partnership Representative, agent, fiduciary or trustee of another person (provided that a person shall not be an indemnitee by reason of providing, on a fee-for-services basis or similar arms-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services); or (f) any person designated by the Registrant as an indemnitee. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

The Registrant has agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. The Registrant has also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the Registrant’s assets. Unless it otherwise agrees, the Class B Stockholder will not be liable for, or have any obligation to contribute or loan any monies or property to the Registrant to enable the Registrant to effectuate, indemnification. The indemnification of the persons described above shall be secondary to any indemnification such person is entitled from another person or the relevant KKR fund to the extent applicable. The Registrant may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with its activities, regardless of whether the Registrant would have the power to indemnify the person against liabilities under the Registrant’s certificate of incorporation.

In addition, the Registrant has entered into indemnification agreements with KML and each of the Registrant’s directors. A description of the Registrant’s indemnification agreements is set forth in the section entitled “Part II. Item 5. Other Information—Reorganization and Amendments to Material Agreements” in KKR & Co. L.P.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 and the section entitled “Certain Relationships and Related Party Transactions, and Director Independence—Indemnification of Directors, Officers and Others” in KKR & Co. L.P.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, each of which is incorporated herein by reference, which disclose that the Registrant will generally indemnify KML and the Registrant’s  directors, to the fullest extent permitted by law, against all losses, claims, damages or similar events. The Registrant has agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct.

The Registrant currently maintains liability insurance for its directors and officers. Such insurance would be available to the Registrant’s directors and officers in accordance with its terms.

ITEM 16.    EXHIBITS.

See Exhibit Index.

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

4.1	Certificate of Conversion of KKR & Co. L.P. (incorporated by reference to Exhibit 3.1 to the KKR & Co. L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2018).

4.2	Certificate of Incorporation of KKR & Co. Inc. (incorporated by reference to Exhibit 3.2 to the KKR & Co. L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2018).

4.3	Bylaws of KKR & Co. Inc. (incorporated by reference to Exhibit 3.3 to the KKR & Co. L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2018).

4.4
Registration Rights Agreement of KKR & Co. L.P., dated as of February 19, 2014, by and among KKR & Co. L.P. and the sellers of Avoca listed on the signature pages thereto (included in Exhibit 4.8 to the KKR & Co. L.P. Annual Report on Form 10-K for the fiscal year ended December 31, 2013).

5.1	Opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney for Henry R. Kravis, George R. Roberts, Joseph A. Grundfest, John B. Hess, Patricia F. Russo, Thomas M. Schoewe, Robert W. Scully and William J. Janetschek.

24.2	Power of Attorney for Joseph Y. Bae.

24.3	Power of Attorney for David C. Drummond.

24.4	Power of Attorney for Scott C. Nuttall.

24.5	Power of Attorney for Xavier B. Niel.

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on July 2, 2018.

KKR & Co. Inc.

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933 this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

*	Co-Chairman and Co-Chief Executive	July 2, 2018
Henry R. Kravis	Officer (principal executive officer)

*	Co-Chairman and Co-Chief Executive	July 2, 2018
George R. Roberts	Officer (principal executive officer)

*	Co-President, Co-Chief Operating	July 2, 2018
Joseph Y. Bae	Officer and Director

*	Co-President, Co-Chief Operating	July 2, 2018
Scott C. Nuttall	Officer and Director

*	Director	July 2, 2018
David C. Drummond

*	Director	July 2, 2018
Joseph A. Grundfest

*	Director	July 2, 2018
John B. Hess

*	Director	July 2, 2018
Xavier B. Niel

*	Director	July 2, 2018
Patricia F. Russo

*	Director	July 2,2018
Thomas M. Schoewe

*	Director	July 2, 2018
Robert W. Scully

*	Chief Financial Officer (principal financial and accounting officer)	July 2, 2018
William J. Janetschek

* By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Attorney-In-Fact